Exhibit 10.3

AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT, dated as of March 25, 2011 (the “Amendment Date”) by and between TPC Group Inc., a Delaware corporation (the “Company”), and Michael T. McDonnell (the “Executive”).

Recitals

The Company and the Executive have entered into an Executive Employment Agreement effective as of March 22, 2011 (the “Employment Agreement”). The Company and the Executive wish to enter into this amendment to the Employment Agreement, effective as of the Amendment Date (the “Amendment”).

Agreement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Executive and the Company agree as follows:

1. Section 3(b)(iii)(A) of the Employment Agreement is hereby amended to replace clause (II) thereof with the following:

“an award of stock appreciation rights covering 80,000 shares of common stock of the Company, in the form attached hereto as Exhibit A, which award shall vest in its entirety on January 1, 2014, provided that the Executive is employed by the Company on such date.”

2. Except as otherwise set forth in paragraph 1 above, the terms of the Employment Agreement shall continue in effect.

3. The interpretation and construction of this Amendment shall be governed by the internal laws of the State of Texas as a contract to be performed in such state and without regard to the conflict of law provisions thereof.

4. This Amendment may be executed in one or more parts, including by electronic mail or facsimile, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

EXECUTIVE		TPC GROUP INC.

Signed:	/s/ Michael T. McDonnell	By:	/s/ Shannon B. Weinberg

Date: March 25, 2011			Title: Deputy General Counsel and Secretary

Date: March 25, 2011

EXHIBIT A

Texas Petrochemicals Inc.

2009 Long-Term Incentive Plan

Stock Appreciation Rights Agreement

This Stock Appreciation Rights Agreement (this “Agreement”), effective as of March 25, 2011 (the “Grant Date”), between TPC Group Inc. (formerly Texas Petrochemicals Inc.) (the “Company”) and Michael T. McDonnell (the “Grantee”).

1.	Grant of Stock Appreciation Rights

The Company hereby grants to the Grantee an award of 80,000 stock appreciation rights (“Stock Appreciation Rights” or “SARs”), each SAR representing a right to receive a payment, in Common Stock, equal to the excess of the Fair Market Value of one share of Common Stock of the Company on the date the right is exercised over the Grant Price specified in Section 2 below.

2.	Grant Price

The Grant Price per SAR shall be $28.55.

3.	Relationship to the Plan

This Agreement is subject to the terms and conditions set forth in the Plan and any rules and regulations adopted by the Committee from time to time. Any terms used in this Agreement and not defined herein have the meanings set forth in the Plan. In the event of an inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control.

4.	Vesting

Unless vested on an earlier date as provided in Section 5 hereof, the SARs will vest in full on January 1, 2014, provided that the Grantee has been continuously employed by the Company from the Grant Date through such vesting date.

5.	Exercise and Settlement of SAR

This SAR may be exercised by written notice to the Company at the address specified in Section 12 hereof; provided, however, the SAR may be exercised only prior to its expiration date. This SAR shall not be exercisable in any event after the expiration of five (5) years from the Grant Date hereof. Notwithstanding the vesting date specified in Section 4, upon the occurrence of the following events, the SARs shall be treated as provided below:

(a)	If, prior to January 1, 2014, the Grantee’s employment with the Company is terminated (i) by the Company without “Cause”, (ii) by the Grantee with “Good Reason” or (iii) due to a “Non-Renewal Termination” (each as defined in that certain Executive Employment Agreement between the Company and the Grantee effective March 22, 2011 (the “Employment Agreement”)), then the SARs shall vest on a pro rata basis determined by multiplying the total number of SARs subject to this Agreement by a fraction, the numerator of which shall be the number of months between March 22, 2011 and the Grantee’s “Date of Termination” (as defined in the Employment Agreement) and the denominator of which shall be 33, and the Grantee may exercise such vested SARs at any time during the period of one (1) year following the Date of Termination.

(b)	If, prior to January 1, 2014, the Grantee’s employment with the Company is terminated (i) by the Company without Cause, (ii) by the Grantee with Good Reason or (iii) due to a Non-Renewal Termination, the Date of Termination for any of which occurs prior to January 1, 2014 and within one (1) year of a “Change of Control” (as defined in the Employment Agreement), then the SARs shall vest in full on the Date of Termination, and the Grantee may exercise such vested SARs at any time during the period of one (1) year following the Date of Termination.

(c)	If the Grantee’s employment with the Company is terminated by the Company with Cause, the SARs shall expire on the Date of Termination.

(d)	If the Grantee’s employment with the Company is terminated after January 1, 2014 for any reason other than by the Company with Cause, to the extent not previously exercised, the Grantee may exercise the vested SARs at any time during the period beginning on the Date of Termination and ending on the first to occur of (i) the date that is one (1) year after the Date of Termination or (ii) the date that is the fifth (5th) anniversary of the Grant Date.

Upon exercise of SARs, the product of the number of the shares of Common Stock as to which the SARs are exercised multiplied by the excess of the Fair Market Value (determined in accordance with the terms of the Plan) over the Grant Price shall become payable to the Grantee in shares of Common Stock. Such Common Stock issuance shall be made as soon as practicable after the date of exercise, but no later than 45 days thereafter.

6.	Non-transferability

The SARs may not be sold, transferred, assigned, pledged, exchanged, hypothecated, encumbered or otherwise disposed of. Upon the occurrence of an event set forth in Section 15(b) of the Plan, the number of SARs and the Grant Price shall, as determined by the Committee, be equitably and appropriately adjusted as provided in that Section.

7.	No shareholder Rights

The Grantee shall not have any rights of a shareholder of the Company with respect to the SARs, including voting and the right to receive dividends.

8.	Tax Withholding

At the time of exercise of SARs, the amount of all federal, state and other governmental withholding tax requirements imposed upon the Company with respect to the exercise of such SARs shall be remitted to the Company or provisions to pay such withholding requirements shall have been made to the satisfaction of the Committee prior to the delivery of shares. At the discretion of the Company, the applicable taxes may be withheld in kind from the shares of Common Stock otherwise deliverable to the Grantee on the payment of the exercised SARs. The Committee may make such provisions as it may deem appropriate for the withholding of any taxes which it determines is required in connection with this Agreement.

9.	Beneficiary

The Grantee may designate a beneficiary to exercise any SARs that are vested and exercisable as of the Grantee’s death, and may change the beneficiary designation from time to time. Beneficiary designations must be duly executed using the proper form designated by the Committee and timely filed with the Company’s General Counsel. If the Grantee fails to designate a beneficiary, the executor or administrator of the Grantee’s estate may exercise any SARs that are vested and exercisable as of the Grantee’s death.

10.	Clawback

If the Company’s consolidated financial statements for any of the years during which the SARs are unvested are required to be restated and the Committee determines that any fraud, negligence or intentional misconduct by the Grantee was a significant contributing factor to such restatement, then the Committee may take such action as it deems necessary to remedy the misconduct, which remedies may include the cancellation of SARs and repayment (in cash or by transfer of Common Stock) of any Common Stock previously delivered in settlement of the SARs, without regard to any income taxes payable by the Grantee with respect to the settlement of the SARs. The Committee shall have absolute discretion to make determinations under this Section, and its determination shall be final, conclusive and binding.

11.	Code Section 409A Compliance

It is intended that this award of SARs be exempt from the requirements of Section 409A of the Code as a stock right that does not provide for the deferral of compensation pursuant to Treasury Regulation § 1.409A-1(b)(5)(i)(B).

12.	Notices

All notices required or permitted under this Agreement shall be in writing and shall be delivered personally or by mailing by registered or certified mail, postage prepaid, to the other party. Notice by mail shall be deemed delivered at the time and on the date the same is postmarked.

Notices to the Company should be addressed to:

TPC Group Inc.

5151 San Felipe, Suite 800

Houston, Texas 77056

Attention: General Counsel

Notices to the Grantee should be addressed to the Grantee at the Grantee’s address as it appears on the Company’s records. The Company or the Grantee may by writing to the other party, designate a different address for notices.

If the receiving party consents in advance, notices may be transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties. Such notices shall be deemed delivered when received.

13.	Headings

The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.	Successors and Assigns

This Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Grantee and the successors and assigns of the Company.

15.	Governing Law

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Texas, other than its conflict of laws principles.

16.	Agreement Not a Contract

This Agreement (and the grant of SARs) is not an employment or service contract, and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the Grantee’s part to continue as an employee, or of the Company to continue the Grantee’s service as an employee.

17.	Entire Agreement; Modification

This Agreement and the Employment Agreement contain the entire agreement between the parties with respect to the subject matter hereof, and may not be modified except as provided in the Plan or in a written document executed by both parties.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and the Grantee, effective as of the date on the first page of this Agreement.

TPC GROUP INC.

By:		By:
	Grantee	Title: Deputy General Counsel

Date